April 25, 2002                                      CONTACT: Teddie O'Keefe or
                                                    Cathleen Kiernan
                                                    Smith O'Keefe and Associates
                                                    609-653-0400

                                                    Dan Chila, Exec. VP & CFO
                                                    Sun Bancorp, Inc.
                                                    856-691-7700


                      SUN BANCORP ANNOUNCES STOCK DIVIDEND


         Vineland, NJ -Thomas A. Bracken, President and CEO of Sun Bancorp, Inc. (Nasdaq:SNBC), parent holding company for Sun National Bank, today announced the Company's Board of Directors has declared a special five percent stock dividend. The dividend will be paid on May 23, 2002, to shareholders of record on May 9, 2002. The stock dividend represents the seventh consecutive year in which the Board of Directors has declared a stock dividend. As a result of today's Board action, the outstanding shares of the Company's common stock will increase by approximately 530,000 shares from 10,643,000 shares outstanding to approximately 11,175,000 shares outstanding.

         Sun Bancorp, Inc. is a multi-state bank holding company located in Vineland, New Jersey. Its primary subsidiary, Sun National Bank, serves customers through 73 community banking centers located in Southern and Central New Jersey, in the contiguous New Castle market in Delaware, and in Philadelphia, Pennsylvania. The Company's common stock is traded in the NASDAQ National Market under the symbol, "SNBC." The deposits of the Banks are insured to the legal maximum by the Federal Deposit Insurance Corporation.

         The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of Sun. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Sun does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.